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                                                                     EXHIBIT 8.1

                              Shearman & Sterling



                                  202/508-8000

                               September 1, 1999



Merrill Lynch, Pierce, Fenner & Smith
     Incorporated
World Financial Center
North Tower - 4th Floor
New York, NY 10281



              Merrill Lynch, Pierce, Fenner & Smith Incorporated
                            Internet HOLDRs_ Trust
                      Registration Statement on Form S-1
                          Registration No. 333-78575


Dear Ladies and Gentlemen:

     We have acted as special Tax Counsel to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Initial Depositor, and the Internet HOLDRs_ Trust in connection with the preparation and filing of a Prospectus and Registration Statement on Form S-1, No. 333-78575, as amended from time to time and filed by the Initial Depositor (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"), for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,000,000,000 Internet HOLDRs_ to be issued by the Trust. Capitalized terms used herein have the meaning ascribed to them in the Prospectus. The Internet HOLDRs_ are being issued pursuant to the Depositary Trust Agreement between the Initial Depositor, The Bank of New York, as trustee (in such capacity, the "Trustee"), other depositors and owners of Internet HOLDRs_ to be dated as of September 1, 1999 (the Trust Agreement").

     In connection with the preparation of this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia,
(i) the Trust Agreement and (ii)
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the Prospectus. We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

     Based on the forgoing, it is our opinion that the Trust will provide for flow through tax consequences since it will be treated as a grantor trust or custodial arrangement for United States Federal income tax purposes. Morever, the discussion set forth under the caption "Federal Income Tax Consequences" in the Prospectus represents our opinion of and, subject to the limitations contained therein, accurately describes, the principal United States Federal income tax consequences to a holder of Internet HOLDRs_ receipts. The foregoing opinion is based upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations and administration and judicial interpretations as of the date hereof (all of which are subject to change, possibly with retroactive effect, or different interpretations).

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm ounder the caption "Legal Matters" in the Prospecuts.


                              Very truly yours,

                              s// Shearman & Sterling